EXHIBIT 99

July 30, 2003
Media Contact: Roger Buehrer, Las Vegas, NV (702) 876-7132
Shareholder Contact: Ken Kenny, Las Vegas, NV (702) 876-7237
SWX-NYSE
For Immediate Release

SOUTHWEST GAS CORPORATION
REPORTS SECOND QUARTER RESULTS

Las Vegas — Southwest Gas Corporation recorded a net loss of $0.12 per share for the second quarter of 2003, a $0.51 improvement over the $0.63 per share loss reported for the second quarter of 2002. Net loss for the second quarter of 2003 was $4.1 million compared to the 2002 second quarter net loss of $20.6 million. Second quarter 2002 results reflected a $9 million, or $0.28 per share, net-of-tax charge for the August 2002 settlements of merger-related litigation. Due to the seasonal nature of the business, net losses during the second and third quarters are normal and not generally indicative of earnings for a complete 12-month period.

According to Michael O. Maffie, Chief Executive Officer, “The benefits of the management initiatives implemented over the last nine months involving cost controls and debt refinancing can be seen in the second quarter results. Operating costs and interest expense in the second quarter of this year were about the same as last year even as we continue to grow our business. The fundamentals of our company remain strong, but in order to reach our bottom-line potential, we will need some help from Mother Nature in the form of colder weather this winter to offset the record-setting warm temperatures experienced earlier this year.”

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For the twelve months ended June 30, 2003, consolidated net income was $43.1 million, or $1.29 per share, compared to $36.8 million, or $1.13 per share, during the twelve-month period ended June 30, 2002.

Natural Gas Operations Segment Results

Second Quarter

Operating margin, defined as operating revenues less the cost of gas sold, increased $5.5 million, or five percent, in the second quarter of 2003 compared to the second quarter of 2002. Customer growth throughout Southwest’s service territories, partially offset by the impact of conservation and energy efficient appliances, added a net $3 million. Differences in heating demand caused by weather variations between periods accounted for the remainder of the margin increase as warmer-than-normal temperatures experienced in April of 2002 returned to more normal levels in 2003. During the last 12 months the Company added nearly 60,000 customers, an increase of four percent.

Operating expenses for the quarter increased $1.4 million, or one percent, compared to the second quarter of 2002. The impact of general cost increases and costs associated with the continued expansion and upgrading of the gas system to accommodate customer growth were mitigated by cost-saving management initiatives. Net financing costs decreased $1.3 million, or six percent, between periods primarily due to lower interest rates (including the benefits realized on the refinancing of $130 million of debt in the first quarter).

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Other income/expense improved $19.6 million, before tax, between quarters primarily due to costs recognized in 2002. In the second quarter of 2002, merger litigation costs, net merger-related litigation settlements, and an accrual for a regulatory disallowance in California totaled approximately $19 million.

Twelve Months to Date

Operating margin increased $4 million between periods. Customer growth contributed an incremental $18 million and rate relief granted during the fourth quarter of 2001 added $8 million. Differences in heating demand caused by weather variations between periods resulted in a $22 million margin decrease as warmer-than-normal temperatures were experienced during both periods. During the current twelve-month period, operating margin was negatively impacted by $35 million, and in the prior period, the negative impact was $13 million.

Operating expenses increased $16.3 million, or four percent, reflecting incremental costs associated with servicing additional customers. Net financing costs were relatively flat between periods as the impact of incremental borrowings to finance construction expenditures was offset by lower interest rates on variable-rate and refinanced debt.

Other income/expense improved $17.8 million between periods. The timing of merger-related litigation settlements, merger litigation costs and the associated insurance recoveries created a net improvement between periods of $32.4 million. The recognition of $11.9 million in gains on the sale of property and other assets recognized during the fourth quarter of 2001 and first quarter of 2002

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partially offset the merger-related change noted above. In addition, interest income earned primarily on the unrecovered balance of deferred purchased gas costs declined $3.1 million between periods.

Southwest Gas Corporation provides natural gas service to approximately 1,477,000 customers in Arizona, Nevada and California. Its service territory is centered in the fastest-growing region of the country.

This press release may contain statements which constitute “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995 (Reform Act). All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act. A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, the impact of weather variations on customer usage, customer growth rates, natural gas prices, the effects of regulation/deregulation, the timing and amount of rate relief, changes in gas procurement practices, changes in capital requirements and funding, the impact of conditions in the capital markets on financing costs, acquisitions, and competition.

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SOUTHWEST GAS CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

QUARTER ENDED JUNE 30,	2003	2002
Consolidated Operating Revenues	$255,852	$261,123

Net Loss	$4,104	$20,610

Average Number of Common Shares Outstanding	33,665	32,897

Loss Per Share	$0.12	$0.63

SIX MONTHS ENDED JUNE 30,	2003	2002
Consolidated Operating Revenues	$659,137	$760,624

Net Income	$21,435	$22,286

Average Number of Common Shares Outstanding	33,552	32,759

Basic Earnings Per Share	$0.64	$0.68

Diluted Earnings Per Share	$0.63	$0.67

TWELVE MONTHS ENDED JUNE 30,	2003	2002
Consolidated Operating Revenues	$1,219,422	$1,390,854

Net Income	$43,114	$36,773

Average Number of Common Shares Outstanding	33,346	32,542

Basic Earnings Per Share	$1.29	$1.13

Diluted Earnings Per Share	$1.28	$1.12
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SOUTHWEST GAS CORPORATION SUMMARY UNAUDITED OPERATING RESULTS (In thousands, except per share amounts)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,		TWELVE MONTHS ENDED JUNE 30,
	2003	2002	2003	2002	2003	2002

Results of Consolidated Operations
Contribution to net income (loss) - gas operations	$(5,755)	$(21,830)	$19,581	$20,657	$38,152	$32,319
Contribution to net income - construction services	1,651	1,220	1,854	1,629	4,962	4,454

Net income (loss)	$(4,104)	$(20,610)	$21,435	$22,286	$43,114	$36,773

Earnings (loss) per share - gas operations	$(0.17)	$(0.67)	$0.58	$0.63	$1.14	$0.99
Earnings per share - construction services	0.05	0.04	0.06	0.05	0.15	0.14

Basic earnings (loss) per share	$(0.12)	$(0.63)	$0.64	$0.68	$1.29	$1.13

Diluted earnings (loss) per share	$(0.12)	$(0.63)	$0.63	$0.67	$1.28	$1.12

Average outstanding common shares	33,665	32,897	33,552	32,759	33,346	32,542
Average shares outstanding (assuming dilution)	--	--	33,789	33,025	33,612	32,820

Results of Natural Gas Operations
Gas operating revenues	$205,382	$211,425	$565,365	$667,630	$1,013,635	$1,187,216
Net cost of gas sold	93,038	104,622	286,510	379,285	470,604	647,663

Operating margin	112,344	106,803	278,855	288,345	543,031	539,553
Operations and maintenance expense	64,433	65,033	130,490	130,335	264,343	259,100
Depreciation and amortization	29,532	27,938	58,855	55,740	118,290	108,796
Taxes other than income taxes	9,155	8,789	18,455	17,809	35,211	33,650

Operating income	9,224	5,043	71,055	84,461	125,187	138,007
Other (income) expense	(1,119)	18,439	(851)	8,742	(12,701)	5,143
Net interest deductions	19,263	20,533	39,212	39,168	78,549	78,386
Preferred securities distributions	1,369	1,369	2,738	2,738	5,475	5,475

Income (loss) before income taxes	(10,289)	(35,298)	29,956	33,813	53,864	49,003
Income tax expense (benefit)	(4,534)	(13,468)	10,375	13,156	15,712	16,684

Contribution to net income (loss) - gas operations	$(5,755)	$(21,830)	$19,581	$20,657	$38,152	$32,319

SOUTHWEST GAS CORPORATION SELECTED STATISTICAL DATA JUNE 30, 2003

FINANCIAL STATISTICS
Market value to book value per share at quarter end	117%
Twelve months to date return on equity -- total company	7.3%
-- gas segment	6.8%
Common stock dividend yield at quarter end	3.9%

GAS OPERATIONS SEGMENT

Rate Jurisdiction	Authorized Rate Base (In thousands)	Authorized Rate of Return	Authorized Return on Common Equity

Arizona (1)	$688,202	9.20%	11.00%
Southern Nevada (1)	457,314	8.78	10.64
Northern Nevada (1)	91,936	9.02	10.21
Southern California	69,486	9.94	11.35
Northern California	28,849	10.02	11.35
Paiute Pipeline Company (1)	75,059	9.69	11.60

(1)  Estimated amounts based on rate case settlements.

SYSTEM THROUGHPUT BY CUSTOMER CLASS	SIX MONTHS ENDED JUNE 30,		TWELVE MONTHS ENDED JUNE 30,
(In dekatherms)	2003	2002	2003	2002

Residential	38,168,836	39,964,402	57,025,883	58,705,210
Small commercial	16,337,393	16,918,647	27,445,828	27,844,742
Large commercial	5,316,478	7,432,951	10,074,233	13,974,612
Industrial / Other	7,399,886	11,651,141	18,113,569	25,776,715
Transportation	61,955,702	57,251,046	137,219,570	118,951,844

Total system throughput	129,178,295	133,218,187	249,879,083	245,253,123

HEATING DEGREE DAY COMPARISON

Actual	1,211	1,391	1,731	1,898
Ten-year average	1,352	1,372	1,942	1,976